Exhibit (h)(8)(b)

TRANSAMERICA® Asset Management	P.O. Box 9012 Clearwater, Florida 33758-9012 (727) 299-1800

May 1, 2014

State Street Bank and Trust Company

100 Huntington Avenue

Boston, MA 02116

Attention: Gregory V. Nikiforow, Vice President

Re:	Master Sub-Administration Agreement

Ladies and Gentlemen:

Reference is made to a Master Sub-Administration Agreement dated December 17, 2012, as amended (the “Sub-Administration Agreement”) by and among Transamerica Fund Services, Inc. and State Street Bank and Trust Company (“State Street”).

In accordance with Section 22, the Additional Companies provision, of the Sub-Administration Agreement, the undersigned hereby requests that State Street act as Sub-Administrator for each Company (as defined in the Sub-Administration Agreement) as listed on Schedule A attached hereto under the terms of the Sub-Administration Agreement. In connection with such request, the undersigned hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 4 of the Sub-Administration Agreement.

Kindly indicate your acceptance of the foregoing by executing two (2) copies of this letter agreement, returning one and retaining one for your records.

Sincerely,
TRANSAMERICA FUND SERVICES, INC.

By:
Name:	Christopher A. Staples
Title:	Senior Vice President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Michael F. Rogers
Title:	Executive Vice President, Duly Authorized

Effective Date: May 1, 2014

SUB-ADMINISTRATION AGREEMENT

SCHEDULE A

AS OF MAY 1, 2014

Exempted Companies Organized under the Laws of the Cayman Islands:

Transamerica Cayman Managed Futures Strategy, Ltd.

Transamerica Cayman Commodity Strategy, Ltd.

Transamerica Cayman Global Allocation, Ltd.

Transamerica Cayman Global Macro, Ltd.

Transamerica Cayman BlackRock Global Allocation VP, Ltd.